Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated December 11, 2012
Relating to Preliminary Prospectus dated December 11, 2012
Registration Statement No. 333-172134-01
Highwoods Realty Limited Partnership
$250,000,000
3.625% Notes due 2023
Final Term Sheet
Dated: December 11, 2012

Issuer:	Highwoods Realty Limited Partnership
Security:	3.625% Notes due 2023
Format:	SEC Registered
Expected Ratings (Moody's/S&P)*:	Baa3/BBB-
Size:	$250,000,000
Maturity Date:	January 15, 2023
Trade Date:	December 11, 2012
Settlement Date:	December 18, 2012
Interest Payment Dates:	January 15 and July 15, commencing July 15, 2013
Benchmark Treasury:	1.625% due November 15, 2022
Benchmark Treasury Price /Yield:	99-24/1.652%
Spread to Benchmark Treasury:	T + 210 bps
Yield to Maturity:	3.752%
Coupon:	3.625%
Public Offering Price:	98.94%
Optional Redemption:
Make-whole call at any time prior to October 15, 2022 at the applicable Treasury Constant Maturity plus 35 bps.

On or after October 15, 2022, the redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the principal amount of the notes to be redeemed to, but excluding, the redemption date

CUSIP / ISIN:	431282 AM4 / US431282AM42
Joint Book-Running Managers:	Wells Fargo Securities, LLC Jefferies & Company, Inc.
Co-Managers:
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
Mitsubishi UFJ Securities (USA), Inc.
U.S. Bancorp Investments, Inc.
Capital One Southcoast, Inc.
Comerica Securities, Inc.
Fifth Third Securities, Inc.
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
This communication is intended for the sole use of the person to whom it is provided by the issuer.
Terms used herein but not defined shall have the respective meanings as set forth in the issuer's preliminary prospectus supplement dated December 11, 2012.
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related preliminary prospectus supplement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission's website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-326-5897 or Jefferies & Company, Inc. toll-free at 877-547-6340.